Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Lifezone Metals Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares	(1)	457(o)	500,000	$3.30	$1,650,000.00	0.0001381	$227.87

Total Offering Amounts:							$1,650,000.00		227.87
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$227.87

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Offering Note(s)

(1)	In the event of a stock split, stock dividend or other similar transaction involving the registrant’s ordinary shares, par value $0.0001 per share (“Ordinary Shares”), to prevent dilution, the number of Ordinary Shares registered hereby shall be automatically increased to cover the additional shares of Ordinary Shares in accordance with Rule 416(a) under the Securities Act, of 1933, as amended (the “Securities Act”).

Estimated at $3.30, per share, the average of the high and low prices of the Ordinary Shares as reported on the New York Stock Exchange on July 22, 2026, solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.